SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

Form 8-K

Current Report

Pursuant to section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of earliest event reported:  April 23, 1998

SONAT INC.
(Exact name of registrant as specified in its charter)

Delaware                 1-7179                   63-0647939
(State of                (Commission              (IRS Employer
Incorporation)           File Number)             Identification No.)

AmSouth-Sonat Tower
Birmingham, Alabama                                                     35203
(Address of Principal Executive Offices)                              (Zip Code)

Registrant's telephone number, including area code:
205-325-3800

Item 5.  Other Events

Sonat Exploration Company Restructuring

         On April 23, 1998, Sonat Inc. announced its results of operations for the first quarter of 1998 and a major restructuring of its wholly owned Sonat Exploration Company. A copy of the press release, including first quarter results, is filed as an exhibit to this report.

         The restructuring of Sonat Exploration involves property divestitures, a reduction in the number of business units and substantial cost reduction activities. The purpose of the program is to significantly improve Sonat Exploration's ability to earn returns in excess of its cost of capital.

         Oil and natural gas properties having approximately 487 billion cubic feet of proven natural gas equivalent reserves and daily production of approximately 200 million cubic feet of natural gas equivalent will be sold. These volumes represent approximately 19 percent of the company's total proven oil and natural gas reserves and 24 percent of its current daily production.

         The divestiture will include all of the company's Austin Chalk, Arkoma, Basin properties and substantially all onshore Gulf Coast properties as well as various properties from other business units. No significant properties acquired in the Zilkha Energy Company merger or in the Cotton Valley Pinnacle Reef Trend are included in the divestiture program. Although the exact timing of the property sales will depend on market conditions, it is expected that the divestiture program will be substantially completed by the end of the third quarter of 1998 with the proceeds used to reduce debt.

         Sonat Exploration will consolidate its business units from seven to three. This action, together with related staff reductions, will reduce its workforce by approximately 220 people, or approximately one-quarter of the Sonat Exploration workforce, including those currently employed by Sonat Exploration GOM Inc., the former Zilkha Energy Company. John B. Holmes, who is currently president and chief executive officer of Sonat Exploration GOM Inc., will become president and chief executive officer of Sonat Exploration upon the retirement of Sonat Exploration's Chairman and Chief Executive Officer Donald G. Russell on April 30, 1998. Mr. Russell will also retire from the Sonat Inc. Board of Directors effective that date.

         Based on a preliminary estimate of sales proceeds from the divestiture program and the costs related to the restructuring, the company expects to take an after-tax charge of approximately $250 million to $275 million in the second quarter of 1998, substantially all of which will be non-cash.

Supplemental Consolidated Financial Statements

         Sonat Inc. also files in this Current Report its supplemental consolidated financial statements for each of the three years in the period ended December 31, 1997, which have been restated to reflect the merger with Zilkha Energy Company. These supplemental financial statements include the financial results of Zilkha Energy Company for the years indicated on a "pooling-of-interests" basis. The merger with Zilkha Energy Company was completed on January 30, 1998, and its name changed to Sonat Exploration Company GOM Inc. These supplemental consolidated financial statements will become the historical financial statements upon the Company's filing of its quarterly report on Form 10-Q for the first quarter of 1998.

Cautionary Statement Concerning Forward-Looking Statements

         This report includes certain forward-looking statements, which are based on assumptions the Company believes are reasonable, but a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in management's forward-looking statements.

         The costs and benefits of Sonat Exploration's restructuring program have been estimated based on a number of assumptions, including estimates of sales proceeds from its divestiture program, the timing of such sales, the expenses associated with the reorganization and assumed oil and gas prices. Actual results may differ from such assumptions and there can be no assurance that the estimated costs and benefits will be incurred or realized as planned or that the expected charge to earnings will be in the range estimated.

INDEX TO FINANCIAL STATEMENTS

1. Financial Statements

                                                                            Page
     Report of Ernst & Young LLP, Independent Auditors                        3

     Supplemental Consolidated Balance Sheets at
       December 31, 1997 and 1996                                             4

     Supplemental Consolidated Statements of Income
       for the Years Ended December 31, 1997,
       1996, and 1995                                                         6

     Supplemental Consolidated Statements of Changes in
       Stockholders' Equity for the Years Ended
       December 31, 1997, 1996, and 1995                                      7

     Supplemental Consolidated Statements of Cash Flows
       for the Years Ended December 31, 1997,
       1996, and 1995                                                         8

     Notes to Supplemental Consolidated Financial Statements                  9

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND STOCKHOLDERS
SONAT INC.

     We have audited the supplemental consolidated balance sheets of Sonat Inc. (formed as a result of the consolidation of Sonat Inc. and Zilkha Energy Company) as of December 31, 1997 and 1996, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. The supplemental consolidated financial statements give retroactive effect to the merger of Sonat Inc. and Zilkha Energy Company on January 30, 1998, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of Sonat Inc. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the financial statements of Zilkha Energy Company which statements reflect total assets constituting 5 percent for 1996 of the related supplemental consolidated financial statement totals, and which reflect net income constituting approximately 11 percent of the related supplemental consolidated financial statement totals for the two year period ended December 31, 1996. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Zilkha Energy Company, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sonat Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the merger of Zilkha Energy Company, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.




Birmingham, Alabama
April 20, 1998

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS       Sonat Inc. and Subsidiaries

SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

December 31,                                        1997           1996
--------------------------------------------------------------------------
                                                      (In Thousands)
ASSETS
Current Assets:
  Cash and cash equivalents                      $   27,278     $   48,009
  Restricted cash (Note 1)                          115,956             --
  Accounts receivable                               619,581        611,800
  Inventories (Note 4)                               65,161         31,050
  Gas imbalance receivables                          16,644         21,694
  Assets from price risk management activities
    (Note 3)                                         92,150             --
  Other                                              44,037         34,909
--------------------------------------------------------------------------
    Total Current Assets                            980,807        747,462
--------------------------------------------------------------------------

Investments and Advances:
  Unconsolidated affiliates (Note 5)                491,681        414,560
  Other investments (Note 3)                         61,937         69,410
--------------------------------------------------------------------------
                                                    553,618        483,970
--------------------------------------------------------------------------

Plant, Property and Equipment, successful
  efforts method of accounting used for
  oil and gas properties (Notes 6 and 13)         6,079,239      5,436,924
Less Accumulated Depreciation, Depletion
       and Amortization                           3,096,541      2,828,315
--------------------------------------------------------------------------
                                                  2,982,698      2,608,609
--------------------------------------------------------------------------

Deferred Charges and Other:
  Assets from price risk management activities
    (Note 3)                                         27,686             --
  Other                                             179,599        186,434
--------------------------------------------------------------------------
                                                    207,285        186,434
--------------------------------------------------------------------------
Total Assets                                     $4,724,408     $4,026,475
==========================================================================

See accompanying notes.

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS       Sonat Inc. and Subsidiaries

SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

December 31,                                        1997           1996
--------------------------------------------------------------------------
                                                      (In Thousands)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Long-term debt due within one year (Note 7)    $   14,508     $   57,707
  Unsecured notes (Note 7)                          446,721        158,030
  Accounts payable                                  631,722        551,775
  Accrued income taxes                               18,274         26,726
  Accrued interest                                   37,242         31,218
  Accrued long-term compensation                     73,799          4,306
  Gas imbalance payables                             14,320         20,680
  Liabilities from price risk management
    activities (Note 3)                             103,446             --
  Other                                              75,299         55,487
--------------------------------------------------------------------------
    Total Current Liabilities                     1,415,331        905,929
--------------------------------------------------------------------------

Long-Term Debt (Note 7)                           1,237,734        980,755
--------------------------------------------------------------------------

Deferred Credits and Other:
  Deferred income taxes (Note 8)                    298,681        284,351
  Reserves for regulatory matters (Note 9)            4,432         14,644
  Liabilities from price risk management
    activities (Note 3)                               5,014             --
  Other                                             149,226        181,995
--------------------------------------------------------------------------
                                                    457,353        480,990
--------------------------------------------------------------------------

Commitments and Contingencies (Note 9)

Stockholders' Equity:
  Common stock, $1.00 par; 400,000,000 shares
    authorized, 111,385,858 and 111,390,953
    shares issued in 1997 and 1996,
    respectively (Note 10)                          111,385        111,391
  Other capital                                      56,401         60,662
  Retained earnings                               1,511,085      1,516,451
--------------------------------------------------------------------------
                                                  1,678,871      1,688,504
  Less treasury stock at cost, 1,438,793
    and 830,908 shares in 1997 and 1996,
    respectively (Note 10)                           64,881         29,703
--------------------------------------------------------------------------
    Total Stockholders' Equity                    1,613,990      1,658,801
--------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity       $4,724,408     $4,026,475
==========================================================================

See accompanying notes.

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS       Sonat Inc. and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31,                        1997           1996           1995
-------------------------------------------------------------------------------------
                                             (In Thousands, Except Per-Share Amounts)
Revenues (Note 12)                          $ 4,371,902    $ 3,204,199    $ 1,902,630
-------------------------------------------------------------------------------------

Costs and Expenses:
  Natural gas cost                            2,949,766      1,973,147        912,966
  Electric power cost                           224,294         65,699             88
  Operating and maintenance                     178,838         90,671        177,133
  Exploration cost                              157,775         86,343         54,326
  General and administrative                    235,508        182,417        157,698
  Depreciation, depletion and
    amortization                                410,802        354,133        352,615
  Taxes, other than income                       43,800         47,447         41,244
-------------------------------------------------------------------------------------
                                              4,200,783      2,799,857      1,696,070
-------------------------------------------------------------------------------------

Operating Income                                171,119        404,342        206,560
-------------------------------------------------------------------------------------

Other Income (Loss), Net:
  Equity in earnings of
    unconsolidated affiliates (Note 5)           43,020         34,211         46,258
  Sale of stock of subsidiary (Note 2)               --             --        188,012
  Minority interest                              (4,394)        (4,907)          (888)
  Other income, net                              10,296          6,543        (37,126)
-------------------------------------------------------------------------------------
                                                 48,922         35,847        196,256
-------------------------------------------------------------------------------------
Interest:
  Interest income                                 4,908          4,874          7,080
  Interest expense                             (109,547)      (101,403)      (112,211)
  Interest capitalized                            7,447          7,642          8,072
-------------------------------------------------------------------------------------
                                                (97,192)       (88,887)       (97,059)
-------------------------------------------------------------------------------------
Income Before Income Taxes                      122,849        351,302        305,757
Income Tax Expense (Note 8)                      35,437        113,468        101,521
-------------------------------------------------------------------------------------
       Net Income                           $    87,412    $   237,834    $   204,236
=====================================================================================
Earnings Per Share of Common Stock
  (Note 10)                                 $       .79    $      2.15    $      1.85
Earnings Per Share of Common Stock-
  Assuming Dilution (Note 10)               $       .78    $      2.13    $      1.84
=====================================================================================
Weighted Average Shares Outstanding             110,099        110,370        110,428
Weighted Average Shares Outstanding-
  Assuming Dilution                             111,669        111,722        111,261
=====================================================================================

See accompanying notes.

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS       Sonat Inc. and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended December 31,                          1997                    1996                   1995
---------------------------------------------------------------------------------------------------------------
                                          Shares        Amount    Shares        Amount    Shares       Amount
---------------------------------------------------------------------------------------------------------------
                                                                      (In Thousands)
Common Stock, $1.00 Par; 400,000,000
  Shares Authorized (Note 10):
  Balance at beginning of year            111,391   $   111,391   111,402   $   111,402   111,410   $   111,410
  Canceled                                     (6)           (6)      (11)          (11)       (8)           (8)
---------------------------------------------------------------------------------------------------------------

    Balance at end of year                111,385       111,385   111,391       111,391   111,402       111,402
---------------------------------------------------------------------------------------------------------------

Other Capital:
  Balance at beginning of year                           60,662                  65,257                  66,974
  Benefit plans transactions and other                   (4,261)                 (4,595)                 (1,717)
---------------------------------------------------------------------------------------------------------------

    Balance at end of year                               56,401                  60,662                  65,257
---------------------------------------------------------------------------------------------------------------

Retained Earnings:
  Balance at beginning of year                        1,516,451               1,371,757               1,260,611
  Net income                                             87,412                 237,834                 204,236
  Cash dividends paid by Sonat at
    $1.08 per share                                     (92,778)                (93,140)                (93,090)
---------------------------------------------------------------------------------------------------------------

    Balance at end of year                            1,511,085               1,516,451               1,371,757
---------------------------------------------------------------------------------------------------------------

Treasury Stock, at cost:
  Balance at beginning of year               (831)      (29,703)   (1,077)      (31,534)     (871)      (25,016)
  Purchased                                (1,058)      (53,176)     (774)      (30,914)     (645)      (19,230)
  Issued                                      451        17,998     1,020        32,745       439        12,712
---------------------------------------------------------------------------------------------------------------

    Balance at end of year                 (1,438)      (64,881)     (831)      (29,703)   (1,077)      (31,534)
---------------------------------------------------------------------------------------------------------------

Total Stockholders' Equity                109,947   $ 1,613,990   110,560   $ 1,658,801   110,325   $ 1,516,882
===============================================================================================================

See accompanying notes.

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS       Sonat Inc. and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,                                     1997         1996           1995
------------------------------------------------------------------------------------------------
                                                                     (In Thousands)
Cash Flows from Operating Activities:
  Net income                                             $    87,412    $ 237,834    $   204,236
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation, depletion and amortization               410,802      354,133        352,615
      Exploration cost                                       157,775       86,343         54,326
      Deferred income taxes                                   14,935       90,606         31,633
      Equity in earnings of unconsolidated
        affiliates, less distributions                       (31,914)     (23,040)       (34,265)
      Gain on sale of stock of subsidiary and
        net gain on disposal of assets                        (7,499)     (68,514)      (152,492)
      Reserves for regulatory matters                        (10,212)    (167,154)        (1,545)
      Gas supply realignment costs                             7,514      187,929        (80,553)
      Change in:
        Accounts receivable                                   (7,781)    (261,932)       (87,120)
        Inventories                                          (34,111)      (7,002)         2,700
        Accounts payable                                      79,947      226,370         78,846
        Accrued interest and income taxes, net                (2,248)      30,695        (29,083)
        Accrued long-term compensation                        57,493        5,541         (2,235)
        Other current assets                                  (4,256)      (3,589)         4,178
        Other current liabilities                             13,452        6,534        (15,237)
      Net change from price risk management activities       (11,376)          --             --
      Net change in restricted cash                         (115,956)          --             --
      Other, net                                              (3,688)     (74,273)       (24,392)
------------------------------------------------------------------------------------------------
          Net cash provided by operating
            activities                                       600,289      620,481        301,612
------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
  Plant, property and equipment additions                   (864,883)    (654,268)      (567,034)
  Net proceeds from sale of subsidiary stock
    and disposal of assets                                    49,842      149,367        600,810
  Exploration cost, excluding lease write-offs              (124,121)     (70,687)       (45,518)
  Investments in unconsolidated affiliates
    and other                                                (47,127)      (9,143)        (9,331)
------------------------------------------------------------------------------------------------
          Net cash used in investing activities             (986,289)    (584,731)       (21,073)
------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
    Proceeds from issuance of
      long-term debt                                       2,025,041      987,088      3,196,000
    Payments of long-term debt                            (1,812,023)    (862,877)    (3,386,565)
    Changes in short-term borrowings                         288,691      (60,870)        18,900
------------------------------------------------------------------------------------------------
      Net changes in debt                                    501,709       63,341       (171,665)
    Dividends paid                                           (92,778)     (93,140)       (93,090)
    Treasury stock purchases                                 (53,176)     (30,914)       (19,230)
    Other                                                      9,514       22,264         38,494
------------------------------------------------------------------------------------------------
          Net cash provided by (used in)
            financing activities                             365,269      (38,449)      (245,491)
------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents         (20,731)      (2,699)        35,048
Cash and Cash Equivalents at Beginning
  of Year                                                     48,009       50,708         15,660
------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                 $    27,278    $  48,009    $    50,708
================================================================================================

Supplemental Disclosures of Cash Flow Information
Cash Paid For:
  Interest (net of amount capitalized)                   $    99,426    $  75,870    $    91,300
  Income taxes paid (refunds received), net                   20,124       (4,914)        96,455
================================================================================================


See accompanying notes.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
Sonat Inc. and Subsidiaries

1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES

         Business Description - The Consolidated Financial Statements of Sonat Inc. (Sonat) and its subsidiaries (the Company) reflect operations in the Exploration and Production, Natural Gas Transmission and Energy Services segments. The Exploration and Production segment is engaged in exploration, development and production of domestic oil and natural gas. The Natural Gas Transmission segment is primarily engaged in the interstate transmission of natural gas. The Energy Services segment is primarily engaged in the marketing of natural gas and electric power. For further description of business segments, see Note 12. For a description of financial instruments, credit risk and contingencies, see Notes 3 and 9.

         Principles of Consolidation - The Consolidated Financial Statements have been restated and include the accounts of Sonat and its subsidiaries and Sonat Exploration GOM Inc. (see Note 2). Intercompany transactions and accounts have been eliminated in consolidation. The equity method of accounting is used for investments in affiliates owned 50 percent or less.

         The 1996 and 1995 periods have also been restated to reflect the reclassification of natural gas sales, natural gas cost and transition cost recovery to other revenues to conform with the 1997 presentation. Certain other amounts in the 1996 and 1995 Consolidated Financial Statements and Notes have been reclassified to conform with the 1997 presentation.

         Use of Estimates in the Preparation of Financial Statements - In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Cash Equivalents - Cash equivalents are typically money-market investments in the form of repurchase agreements, certificates of deposit and time deposits with maturities of three months or less at the time of purchase. These investments are accounted for at cost.

         Restricted Cash - As of December 31, 1997, the Company had $116.0 million of restricted cash. The restricted cash is held in trust by the issuing bank, is restricted as to withdrawal and use, and is invested in cash equivalents. The restricted cash usage is limited to the payment of certain merger expenses (see Note 2).

         Inventories - At December 31, 1997, inventories consist primarily of materials and supplies and gas stored underground, which is carried at average cost and does not exceed net realizable value.

         Gas Imbalance Receivables and Payables - Gas imbalances represent the difference between gas receipts from and gas deliveries to the Company's transportation and storage customers. Gas imbalances arise when these customers deliver more or less gas into the pipeline than they take out. Imbalances incurred prior to implementation of Order No. 636 are settled through exchange of gas. Imbalances incurred after implementation of Order No. 636 are settled monthly.

         Plant, Property and Equipment and Depreciation - Plant, property and equipment is carried at cost. The Company provides for depreciation on a composite or straight-line basis, except for oil and gas properties. (See Notes 6 and 13.)

         Accounting for Regulated Operations - The regulated operations of the Company are subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation. Accordingly, the Company records certain assets and liabilities that result from the effects of the ratemaking process that would not be recorded under generally accepted accounting principles for non-regulated entities. The regulatory assets and regulatory liabilities of the Company are classified as Deferred Charges and Other and Deferred Credits and Other, respectively, in the Consolidated Balance Sheets.

         Revenue Recognition - Revenue is recognized in the Exploration and Production segment when deliveries of oil and natural gas are made. The Company's Natural Gas Transmission segment recognizes revenue from natural gas transportation in the period the service is provided. Reserves are provided on revenues collected subject to refund when appropriate. Revenues are recognized in the Energy Services segment in either the period a transaction is consummated (for items in the mark-to-market portfolio) or in the period the physical commodity is delivered.

         Commodity Price-Risk Management Activities - Through May 1997, the Company used derivative instruments (commodity futures contracts, options and price swap agreements) solely to hedge its commodity price risk on natural gas, crude oil and electricity. In June 1997, the Company also began using derivative instruments as a market maker (trading activity) in natural gas.

         Natural gas, crude oil and electricity futures contracts are traded on the New York Mercantile Exchange (NYMEX). Natural gas contracts are for fixed units of 10,000 MMBtu and are available for up to 36 months in the future. Crude oil contracts are for fixed units of 1,000 barrels and are available for up to 34 months in the future. Electricity contracts are for 736 megawatt hours and are available for up to 18 months in the future.

         Price swap agreements call for one party to make monthly payments to (or receive payments from) another party based upon the differential between a fixed and a variable price (fixed-price swap) or two variable prices (basis swap) for a notional volume specified by the contract.

         Options can be exchange traded on the NYMEX or traded over the counter. Exchange traded options give the owner the right, but not the obligation, to a futures contract. Over-the-counter options give the owner the right, but not the obligation, to buy or sell an underlying commodity at a given price. At December 31, 1997, the Company had only over-the-counter options.

         Non-Trading Activities - Derivative positions taken specifically to mitigate market price risk associated with significant physical transactions are accounted for using hedge accounting provided they meet hedge accounting criteria. Under hedge accounting, gains and losses from futures are deferred in the Consolidated Balance Sheets in Other Deferred Credits and recognized in earnings in conjunction with the earnings recognition of the underlying physical. Each net payment/receipt due or owed under the swap agreement is recognized in earnings during the period to which the payment/receipt relates, and there is no recognition in the Consolidated Balance Sheets for changes in the swap's fair value. Cash flows from hedging activities are recognized in the same section of the Consolidated Statements of Cash Flows as the hedged transaction.

         The derivative instruments used to hedge commodity transactions have historically had high correlation with commodity prices and are expected to continue to do so. In the event that correlation falls below allowable levels, the gains or losses associated with the hedging instruments are immediately recognized to the extent that correlation is lost. In the fourth quarter of 1995, the Company recognized a pretax loss of $8.4 million due to the loss of correlation of the NYMEX futures market for natural gas with the price of natural gas in certain parts of the country.

         Trading Activities - The Company's trading portfolio consists of short- and long-term energy-related purchase and sale commitments (physical and derivative). All of these investments and commitments are valued at market or fair value and accounted for under mark-to-market accounting guidelines. The fair value of these commitments are recorded under the headings of Assets and Liabilities from Price Risk Management Activities in the Consolidated Balance Sheets. The change in fair value of these commitments is recognized in income currently and is recorded as revenue in the Consolidated Statements of Income. Such fair values or market values are subject to change in the near term and reflect the Company's best estimate of market prices considering various factors including closing exchange and over-the-counter broker quotations, the terms of the contract, credit considerations, time value and volatility factors underlying the positions (see Note 3).

         Environmental Expenditures - The Company provides for environmental liabilities when environmental assessments and/or remediation are probable and such costs to the Company can be reasonably estimated. Accruals for environmental remediation liabilities are not material and have not been discounted.

         Stock-Based Compensation - The Company follows the provisions of Accounting Principles Board Opinion (APB) No. 25 for its stock-based compensation awards (see Note 10).

         Issuance of Stock by Subsidiary - The Company follows an accounting policy of income statement recognition for issuances of stock by a subsidiary. (See Note 2.)

         Capitalized Interest - The Company capitalizes interest costs associated with non-producing leases and exploration and major development projects until the related properties are evaluated and subject to depletion. The Company also capitalizes interest costs on major projects during construction. Interest is capitalized on borrowed funds and, where regulation by the Federal Energy Regulatory Commission (FERC) exists, on internally generated funds. The weighted average rate used by regulated subsidiaries is calculated in accordance with FERC rules. Rates used by unregulated subsidiaries approximate the average interest rate on related debt. Interest capitalized on internally generated funds is included in other income, net.

         Income Taxes - The Company follows a liability and asset approach in accounting for income taxes. Deferred tax liabilities and assets are determined using the tax rate for the period in which those amounts are expected to be paid or received. (See Note 8.)

         Earnings Per Share - In 1997, the Financial Accounting Standards Board
(FASB) issued SFAS No. 128, Earnings per Share. SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic (earnings per share of common stock) and diluted (earnings per share of common stock-assuming dilution) earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the SFAS No. 128 requirements (see Note 10).

2. CHANGES IN OPERATIONS

         Business Combination - On January 30, 1998, following a special shareholders' meeting, the Company completed the merger with Zilkha Energy Company by exchanging approximately 24.2 million common shares for all of the outstanding shares of Zilkha Energy. Zilkha Energy was a privately owned exploration and production company. Immediately thereafter Zilkha Energy's name was changed to Sonat Exploration GOM Inc. It operated in the shallow waters of the Gulf of Mexico where it had accumulated the industry's largest net leasehold position in the shallow-water area.

         The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests under APB No. 16. Accordingly, all prior period consolidated financial statements and notes have been restated to include Sonat Exploration GOM as if it had always been a part of Sonat. These supplemental consolidated financial statements will become the historical financial statements upon the Company's filing of its quarterly report on Form 10-Q for the first quarter of 1998.

         There were no transactions between Sonat and Sonat Exploration GOM prior to the combination. Certain reclassifications were made to the Sonat Exploration GOM financial statements to conform to Sonat's presentation.

         The following are the revenues and net income (loss) for the previously separate companies and the combined amounts presented in these consolidated financial statements.

                                             1997          1996          1995
--------------------------------------------------------------------------------
                                                      (In Thousands)
Revenues
  Sonat Inc.                             $ 4,174,624    $3,039,014    $1,754,341
  Sonat Exploration GOM                      197,278       165,185       148,289
--------------------------------------------------------------------------------
    Combined                             $ 4,371,902    $3,204,199    $1,902,630
================================================================================

Net Income (Loss)
  Sonat Inc.                             $   175,920    $  201,189    $  192,888
  Sonat Exploration GOM                      (88,508)       36,645        11,348
--------------------------------------------------------------------------------
    Combined                             $    87,412    $  237,834    $  204,236
================================================================================

         In connection with the merger, Sonat Exploration GOM recorded charges of $71.6 million ($46.5 million after taxes) to operating expenses in 1997 for direct and other merger-related costs pertaining to the merger transaction.

         At December 31, 1997, Sonat Exploration GOM had accrued $73.8 million, which represented compensation due to certain employees under deferred compensation plans. The liability was estimated based on the fair market value of Sonat Exploration GOM as of December 31, 1997. During the years ended December 31, 1997, 1996, and 1995, $61.8 million, $12.0 million, and $8.5 million, respectively, was expensed related to the deferred compensation plans.

         All debt of Sonat Exploration GOM was paid off in connection with the merger.

         Other Acquisitions and Divestitures - During 1996, the Company disposed of certain oil and gas properties resulting in a pretax gain of $65.1 million. The gains from these transactions are included in operating income in the Consolidated Statements of Income.

         Sonat Marketing Company L.P. (Sonat Marketing) was formed in September 1995 and is jointly owned by the Company and a subsidiary of AGL Resources, Inc. Sonat's wholly owned subsidiary, Sonat Marketing Company, contributed all of its assets and liabilities except $32.0 million of accounts receivable in exchange for a 65 percent ownership interest in Sonat Marketing and Atlanta Gas Light Company, another subsidiary of AGL Resources, contributed $32.0 million in cash to Sonat Marketing in exchange for a 35 percent ownership interest. AGL Resources has certain rights to resell to the Company its interest in Sonat Marketing, including a right until August 31, 2000, to receive the greater of fair market value or a formula price. The pretax gain on the transaction of approximately $23.4 million, which is included in Other Deferred Credits in the Consolidated Balance Sheet, has been deferred.

         In June 1995, the Company sold back to Baker Hughes Incorporated for $167.0 million the four million shares of Baker Hughes convertible preferred stock that the Company received as partial consideration for its sale of Teleco Oilfield Services Inc. to Baker Hughes in 1992. The sale resulted in an after-tax loss of $8.2 million.

         In July 1995, the Company made a capital contribution of its remaining shares of Sonat Offshore Drilling Inc.'s common stock to Sonat Exploration Company. On July 26, 1995, Sonat Exploration sold in an underwritten public offering these shares of Sonat Offshore common stock at $30.25 per share. The net proceeds after underwriters' discounts and commissions were $326.0 million, which resulted in a pretax gain of $188.0 million. The Company realized an after-tax gain of $110.1 million on the transaction.

         In April 1995, Sonat Power Marketing Inc. was formed to market electric power. In the second quarter of 1996, AGL Resources acquired a 35 percent ownership interest in Sonat Power Marketing L.P. (Sonat Power Marketing), to which Sonat Power Marketing Inc. contributed all of its assets and liabilities. The transaction resulted in a $.5 million pretax gain, which is included in Other income, net in the Consolidated Statements of Income.

3. FINANCIAL INSTRUMENTS

DERIVATIVE COMMODITY INSTRUMENTS HELD OR ISSUED FOR TRADING PURPOSES

         The Company, through Sonat Marketing, began a trading operation in June 1997 that maintains active trading positions in natural gas futures, swap and option contracts and limits its risk to changes in the value of its outstanding positions through the use of Value-at-Risk models, establishment of offsetting positions, and limit and monitoring procedures. The trading operation also enters into natural gas purchase and sale commitments. These activities constitute its trading business and are essential to provide customers with market products at competitive prices. All of these trading positions are reported at fair value and recorded under the heading of Assets and Liabilities from Price Risk Management Activities (current and long-term) in the Consolidated Balance Sheet. The change in fair value is recognized in revenues as it occurs. Fair value is subject to change and reflects management's best estimate of market prices considering various factors including closing exchange and over-the-counter quotations, time value and volatility factors underlying the commitments. These market prices are adjusted to reflect the potential impact of liquidating Sonat Marketing's position in an orderly manner over a reasonable period of time under present market conditions.

         The amounts disclosed below represent the end of period fair value and the average fair value (period commenced June 1, 1997) of the trading portfolio.

                                    Fair Value          Average Fair Value
                                 (Carrying Amount)         for the Year
                                  as of 12/31/97          Ended 12/31/97
--------------------------------------------------------------------------
                                              (In Thousands)
Natural Gas Trading:
  Assets                             $119,836                $57,079
  Liabilities                         108,460                 51,450
==========================================================================


DERIVATIVE COMMODITY INSTRUMENTS HELD OR ISSUED FOR PURPOSES OTHER THAN TRADING

         Sonat Exploration Company's production is hedged by entering into intercompany swaps with Sonat Marketing. The exposure that Sonat Marketing assumes from Sonat Exploration is then hedged by entering into derivative instruments with outside counterparties. Sonat Marketing and Sonat Power Marketing also hedge third party purchases and sales by entering into commodity futures, swaps and options. Prior to the merger, Sonat Exploration GOM hedged its commodity price risk through the use of options and swaps. The information in the following table represents the consolidated derivative positions that were open as of December 31, 1997 and 1996, and the fair value of those positions. Not included are the related physical positions that these derivative positions hedge.

                                                                     Fair Value
                                   Notional Volume                As of December 31,
                                1997             1996           1997              1996
-----------------------------------------------------------------------------------------
                                        (TBtu)                      (In Thousands)
Natural Gas:
  Futures                       18.9              12.1        $   (873)         $ (5,518)
  Swaps                         92.6             223.4         (27,458)          (37,192)
  Options                       46.5              79.5            (516)           (2,901)

Crude Oil:
  Futures                         --              12.9              --            (3,379)
  Options                        2.9               5.8              --                 6
----------------------------------------------------------------------------------------


         Deferred amounts on open futures positions will mature over 1998, 1999 and 2000.

CREDIT RISK FROM DERIVATIVE ACTIVITIES

         NYMEX traded futures are guaranteed by the NYMEX and have nominal credit risk. On all other transactions described above, the Company is exposed to credit risk in the event of nonperformance by the counterparties. Due to changes in market conditions, the value of swaps and options can change in relation to their value to the Company. The energy services group has established policies and procedures to evaluate potential counterparties for creditworthiness before entering into over-the-counter swap and option agreements. The credit risk resulting from in-the-money swaps is monitored on a regular basis against established collateralization limits. At December 31, 1997, the market value of the Company's in-the-money swaps and options was $7.9 million, and all counterparties were within collateral limits. Reserves for credit risk are established as necessary.

FINANCIAL RISK

         On January 22, 1996, the Company entered into a forward rate agreement to hedge the interest rate risk of an anticipated future borrowing under an existing shelf registration statement. In September 1996, due to revised expectations of external financing requirements, 50 percent of the forward rate agreement was liquidated resulting in a gain of $3.9 million. A gain of $2.4 million was recognized upon final settlement of this agreement in 1997.

OTHER FINANCIAL INSTRUMENTS

         The carrying amounts and fair values of the Company's financial instruments, other than derivative instruments, are as follows:

December 31, 1997                        Carrying Amounts       Fair Value
--------------------------------------------------------------------------------
                                                      (In Thousands)
Cash and Cash Equivalents                   $   27,278          $   27,278
Restricted Cash                                115,956             115,956
Investment in Debt and Equity Securities        52,231              53,101
Gas Supply Realignment Costs                     3,630               3,630
Unsecured Notes                                446,721             446,721
Long-Term Debt                               1,252,242           1,294,854


December 31, 1997                        Carrying Amounts       Fair Value
--------------------------------------------------------------------------------
                                                      (In Thousands)
Cash and Cash Equivalents                   $   48,009          $   48,009
Investment in Debt and Equity Securities        58,869              60,148
Gas Supply Realignment Costs                    11,144              11,144
Unsecured Notes                                158,030             158,030
Long-Term Debt                               1,038,462           1,075,526


         The following methods and assumptions were used by the Company in estimating its fair value disclosures for balance sheet financial instruments:

         Cash and cash equivalents, restricted cash, gas supply realignment
(GSR) costs, and unsecured notes - The carrying amount reported in the Consolidated Balance Sheets approximates its fair value.

         Investment in debt and equity securities - The fair values for marketable debt and equity securities are based on quoted market prices.

         Long-term debt - The fair values of the Company's long-term debt are based on quoted market values or estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

         All of the Company's financial instruments, other than certain derivative instruments, are held for purposes other than trading.

         The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents, restricted cash deposits, investments, accounts receivable and GSR costs which the Company expects to recover from its customers.

         The Company's cash equivalents, restricted cash deposits and short-term investments represent securities placed with various high investment grade institutions. This investment practice limits the Company's exposure to concentrations of credit risk.

         Accounts receivable of the Exploration and Production segment are primarily from joint-interest partners, oil and gas marketing companies and pipeline companies. A majority of its revenues are from Sonat Marketing, which is headquartered in the Southeast. Accounts receivable of the Natural Gas Transmission segment relate to business conducted with gas distribution companies, municipalities, gas districts, industrial customers and interstate pipeline companies in the Southeast. Accounts receivable of the Energy Services segment relate to trading with other marketing companies, industrial end users and local distribution companies, with primary concentration in the Gulf Coast, Southeastern, Northeastern and Midwestern markets.

         The Company performs ongoing credit evaluations of its customers' financial condition and, in some circumstances, requires collateral from its customers. Accounts receivable are stated net of valuation allowances of $8.2 million in 1997 and $9.7 million in 1996.

4. INVENTORIES

         The table below shows the values of various categories of the Company's inventories by segment.

December 31,                                     1997      1996
-----------------------------------------------------------------
                                                  (In Thousands)
Exploration and Production:
  Materials and supplies                        $16,954   $ 2,908

Natural Gas Transmission:
  Materials and supplies                         21,529    24,197

Energy Services:
  Materials and supplies                            247        --
  Gas stored underground                         26,418     3,938

Other                                                13         7
-----------------------------------------------------------------
                                                $65,161   $31,050
=================================================================

5. UNCONSOLIDATED AFFILIATES

         At December 31, 1997, the Company's investments in unconsolidated affiliates totaled $491.7 million, and the Company's share of underlying equity in net assets of the investees was $551.7 million. The difference is primarily due to the excess over cost of the Company's share of the underlying equity in net assets of Citrus Corp., which is being amortized over the depreciable life of Citrus' assets. Through December 31, 1997, the Company's cumulative equity in earnings of these unconsolidated affiliates was $329.1 million and cumulative dividends received from them totaled $175.5 million.

         The following table presents the components of equity in earnings of unconsolidated affiliates:

Years Ended December 31,                           1997       1996        1995
-------------------------------------------------------------------------------
                                                         (In Thousands)
COMPANY'S SHARE OF REPORTED EARNINGS (LOSSES)

Exploration and Production                       $   445   $    408    $    615
-------------------------------------------------------------------------------

Natural Gas Transmission:
  Citrus Corp. (including $1,383,000 of
    amortization of basis difference in
    each year)                                    28,676     22,902      28,196
  Bear Creek Storage                              10,679     10,184       9,596
  Other                                            1,170       (554)       (239)
-------------------------------------------------------------------------------
                                                  40,525     32,532      37,553
-------------------------------------------------------------------------------

Energy Services                                      817          9          (5)
-------------------------------------------------------------------------------

Other:
  Sonat Offshore Drilling                             --         --       6,734
  Other                                            1,233      1,262       1,361
-------------------------------------------------------------------------------
                                                   1,233      1,262       8,095
-------------------------------------------------------------------------------
                                                 $43,020   $ 34,211    $ 46,258
===============================================================================

         Natural Gas Transmission Affiliates - Sonat owns 50 percent of Citrus, the parent company of Florida Gas Transmission Company. A subsidiary of Southern owns 50 percent of Bear Creek Storage Company, an underground gas storage company.

         The following is summarized financial information for Citrus:

Years Ended December 31,                       1997        1996        1995
-----------------------------------------------------------------------------
                                                      (In Thousands)
Revenues                                    $ 735,402    $769,335   $ 682,387
Expenses (Income):
  Natural gas cost                            416,953     428,842     362,635
  Operating expenses                          107,370      94,573      94,647
  Depreciation and amortization                60,470      83,563      81,227
  Allowance for funds used
    during construction                          (599)        153     (42,804)
  Interest and other                           79,162      91,926      99,238
  Income taxes                                 17,460      27,240      33,818
-----------------------------------------------------------------------------
Income Reported                             $  54,586    $ 43,038   $  53,626
=============================================================================



December 31,                                              1997          1996
------------------------------------------------------------------------------
                                                          (In Thousands)
ASSETS
  Current                                             $   80,737    $  107,114
  Net transmission plant and property                  2,346,123     2,362,038
  Other                                                   67,671        84,900
------------------------------------------------------------------------------
                                                      $2,494,531    $2,554,052
==============================================================================

LIABILITIES AND EQUITY
  Current                                             $  133,481    $  211,228
  Long-term debt and other liabilities                 1,496,724     1,533,084
  Stockholders' equity                                   864,326       809,740
------------------------------------------------------------------------------
                                                      $2,494,531    $2,554,052
==============================================================================

         The following is summarized financial information for Bear Creek. No provision for income taxes has been included since its income taxes are paid directly by the joint-venture participants.

Years Ended December 31,                       1997        1996        1995
-----------------------------------------------------------------------------
                                                      (In Thousands)
Revenues                                    $  36,226    $ 36,258   $  36,167
Expenses:
  Operating expenses                            4,440       4,817       5,408
  Depreciation                                  5,430       5,415       5,399
  Other expenses, net                           4,997       5,657       6,167
-----------------------------------------------------------------------------
Income Reported                             $  21,359    $ 20,369   $  19,193
=============================================================================


December 31,                                              1997          1996
------------------------------------------------------------------------------
                                                            (In Thousands)
ASSETS
  Current                                             $    6,503    $    7,205
  Net plant and property                                 149,334       154,388
  Other                                                      296           338
------------------------------------------------------------------------------
                                                      $  156,133    $  161,931
==============================================================================

LIABILITIES AND EQUITY
  Current                                             $    8,298    $    8,525
  Long-term debt and other liabilities                    48,799        55,729
  Participants' equity                                    99,036        97,677
------------------------------------------------------------------------------
                                                      $  156,133    $  161,931
==============================================================================

         In 1995 Southern executed a Capital Contribution Agreement in connection with the project financing for Bear Creek from The Prudential Insurance Company of America. In the event that Bear Creek does not refinance the remaining principal, this agreement provides that Southern and its partner will contribute $21.0 million each to Bear Creek on October 31, 2000, to provide funds to enable Bear Creek to make a principal payment due under the financing.

6. PLANT, PROPERTY AND EQUIPMENT AND DEPRECIATION

         Plant, property and equipment, by business segment, is shown in the following table:

December 31,                                              1997          1996
------------------------------------------------------------------------------
                                                            (In Thousands)
Exploration and Production                            $3,471,891    $2,932,381
Natural Gas Transmission                               2,456,773     2,422,845
Energy Services                                           78,168        11,508
Other                                                     72,407        70,190
------------------------------------------------------------------------------
                                                      $6,079,239    $5,436,924
==============================================================================

         Plant, property and equipment includes construction work in progress of $137.1 million and $108.0 million at December 31, 1997 and 1996, respectively. Plant, property and equipment also includes $130.1 million and $124.8 million of gas stored underground at December 31, 1997 and 1996, respectively.

         The accumulated depreciation, depletion and amortization amounts, by business segment, are as follows:

December 31,                                              1997          1996
------------------------------------------------------------------------------
                                                            (In Thousands)
Exploration and Production                            $1,531,746    $1,252,912
Natural Gas Transmission                               1,497,828     1,539,983
Energy Services                                           33,254         3,143
Other                                                     33,713        32,277
------------------------------------------------------------------------------
                                                      $3,096,541    $2,828,315
==============================================================================

         The annual depreciation rates or useful productive lives, by business segment, are as follows:

                                             1997        1996        1995
=========================================================================
Natural Gas Transmission:
  Mainline transmission property             2.0%        2.0%        2.0%
  Gas supply                                 2.9%        2.9%        2.9%
  Gas gathering                              2.8%        2.8%        2.8%
  Underground storage facilities             3.3%        3.3%        3.3%
  Liquefied natural gas facilities           3.2%        3.2%        3.2%

Other                                   2-30 yrs.   2-25 yrs.   3-20 yrs.
=========================================================================

         The successful efforts method of accounting used for oil and gas properties in the Exploration and Production segment results in the cost of proved oil and gas properties and development dry holes being capitalized and amortized on a unit-of-production basis over the life of remaining proved reserves. Also included in amortization on a unit-of-production basis are the estimated future dismantlement and abandonment costs. The total estimated future dismantlement and abandonment costs being amortized as of December 31, 1997, was approximately $60.1 million.

         The Company recognized impairment expenses associated with certain oil and gas properties of $52.3 million, $4.3 million and $23.0 million during the years ended December 31, 1997, 1996 and 1995, respectively. The impairments are included in depreciation, depletion and amortization expense in the Consolidated Statements of Income and were based on fair value of expected future net cash flows discounted at a market rate of interest.

7. DEBT AND LINES OF CREDIT

         Long-Term Debt - Long-term debt consists of:

December 31,                                                                  1997         1996
--------------------------------------------------------------------------------------------------------------------
                                                                                (In Thousands)
Sonat Inc.
  Revolving Credit Agreement at rates based on prime, international or money-market lending rates (an effective rate of 6.14% and 5.76% at
    December 31, 1997 and 1996, respectively)
    expiring on June 30, 2001                                             $  130,000   $  155,000
  6.75% Notes due October 1, 2007                                            100,000           --
  6-7/8% Notes due June 1, 2005                                              200,000      200,000
  9-1/2% Notes due August 15, 1999                                           100,000      100,000
  8.65% Notes due through July 29, 1997                                           --        9,286
  9.41% Notes due July 29, 1997                                                   --       35,000
  9% Notes due May 1, 2001                                                   100,000      100,000
  8.24% Senior Notes due through December 31, 2000                             6,200        8,400
Sonat Exploration GOM Inc.
  Senior Revolving Credit Facility (an
    effective rate of 7.22% and 6.61% at
    December 31, 1997 and 1996, respectively)
    expiring on October 31, 1999                                             145,000       55,000
  10.6% Senior Subordinated Notes due July 26, 2001                           50,000       50,000
Southern Natural Gas Company
  6.70% Notes due October 1, 2007                                            100,000           --
  7.85% Notes due January 15, 2002                                           100,000      100,000
  8-5/8% Notes due May 1, 2002                                               100,000      100,000
  8-7/8% Notes due February 15, 2001                                         100,000      100,000
South Georgia Natural Gas Company
  9.85% Term Loan due through December 31, 1997                                   --          880
  7.80% Term Loan due through December 31, 1997                                   --          400
Southern LNG Inc.
  Promissory Note (an effective rate of 6.53% and
    6.75% at December 31, 1997 and 1996, respectively)
    due through April 1, 1999                                                 10,000       15,000
Capital Leases and Other                                                      11,042        9,496
-------------------------------------------------------------------------------------------------
Total Outstanding                                                          1,252,242    1,038,462
Less Long-Term Debt Due Within One Year                                       14,508       57,707
-------------------------------------------------------------------------------------------------
                                                                          $1,237,734   $  980,755
=================================================================================================

         Annual maturities of long-term debt at December 31, 1997, are as follows:

Years                                                             (In Thousands)
--------------------------------------------------------------------------------
1998                                                               $   14,508
1999                                                                  254,422
2000                                                                    3,120
2001                                                                  380,192
2002                                                                  200,000
2003-2007                                                             400,000
--------------------------------------------------------------------------------
                                                                   $1,252,242
================================================================================

         Sonat has a bank revolving credit agreement that provides for periodic borrowings and repayments of up to $500.0 million through June 30, 2001. Borrowings are supported by unsecured promissory notes that, at the option of the Company, will bear interest at the banks' prevailing prime or international lending rate, or such rates as the banks may competitively bid. During 1997, $1.730 billion was borrowed and $1.755 billion was repaid under the revolving credit agreement, resulting in $130.0 million outstanding at December 31, 1997, at an effective rate of 6.14 percent.

         At December 31, 1997, Sonat Exploration GOM had its own loan agreement (Senior Revolving Credit Facility). Advances could be drawn on the Senior Revolving Credit Facility up to the lesser of the maximum commitment of $250 million or the borrowing base. At December 31, 1997 and 1996, Sonat Exploration GOM had an outstanding balance of $145 million and $55 million, respectively, under the facility. The Senior Revolving Credit Facility was secured by oil and gas properties with interest at variable rates based on LIBOR, 7.22 percent and
6.61 percent at December 31, 1997 and 1996, respectively. (See Note 2.)

         In September 1997, Sonat and Southern issued a total of $200.0 million under their shelf registration statements. Sonat issued $100.0 million of 6.75 percent Notes due October 1, 2007, at 99.748 percent to yield 6.785 percent. Southern issued $100.0 million of 6.70 percent Notes due October 1, 2007, at
99.891 percent to yield 6.715 percent. The net proceeds were subsequently used to repay amounts borrowed under Sonat's commercial paper program and under its revolving credit agreement.

         Unsecured Notes - Loans under all short-term credit facilities are for a duration of less than three months.

         At December 31, 1997, Sonat and Southern had available short-term lines of credit of $200.0 million and $50.0 million, respectively, through May 26, 1998. Borrowings are available for a period of not more than 364 days and are in the form of unsecured promissory notes that bear interest at rates based on the banks' prevailing prime, international or money-market lending rates. At December 31, 1997, no amounts were outstanding under Sonat's agreement. At December 31, 1996, Sonat had $21.0 million outstanding under its agreement at a rate of 6.90 percent. At December 31, 1997 and 1996, no amounts were outstanding under Southern's agreement. (See Note 15.)

         Sonat had $446.6 million and $137.0 million, respectively, in commercial paper outstanding at average rates of 6.31 percent and 5.76 percent at December 31, 1997 and 1996, respectively.

8. INCOME TAXES

         An analysis of the Company's income tax expense (benefit) is as follows:

Years Ended December 31,                         1997        1996       1995
------------------------------------------------------------------------------
                                                        (In Thousands)
Current:
  Federal                                        $12,435   $ 18,841  $  71,931
  State                                            8,067      4,021     (2,043)
------------------------------------------------------------------------------
                                                  20,502     22,862     69,888
------------------------------------------------------------------------------

Deferred:
  Federal                                         12,463     85,215     28,404
  State                                            2,472      5,391      3,229
------------------------------------------------------------------------------
                                                  14,935     90,606     31,633
------------------------------------------------------------------------------
Income Tax Expense                               $35,437   $113,468  $ 101,521
==============================================================================

         Net deferred tax liabilities are comprised of the following:

December 31,                                             1997           1996
------------------------------------------------------------------------------
                                                           (In Thousands)
Deferred Tax Liabilities:
  Depreciation                                        $ 398,045      $ 338,397
  Inventories                                            11,573         11,572
  Other                                                  10,468         11,239
------------------------------------------------------------------------------
    Total deferred tax liabilities                      420,086        361,208
------------------------------------------------------------------------------

Deferred Tax Assets:
  GSR and other transition costs                         10,210         13,228
  Employee benefits                                      36,607         17,604
  Net operating loss carryforwards                       46,065         16,607
  Tax credit carryforwards                               14,713          9,154
  Other accounting accruals                               7,954         16,705
  Other                                                  17,361         15,064
------------------------------------------------------------------------------
                                                        132,910         88,362
  Less valuation allowance                              (11,505)       (11,505)
------------------------------------------------------------------------------
    Total deferred tax assets                           121,405         76,857
------------------------------------------------------------------------------

Net Deferred Tax Liabilities                          $ 298,681      $ 284,351
==============================================================================

         The Company has a valuation allowance related to $32.8 million of net operating loss carryforwards which may not be fully realizable. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not some portion or all of the deferred tax assets will not be realized. The Company believes it is more likely than not that the remaining deferred tax assets will be realized through the future reversal of existing taxable temporary differences within the carryforward period or through the use of future pretax book income.

         At December 31, 1997, the Company had available net operating loss carryforwards of approximately $131.6 million for income tax purposes which expire between 1998 and 2011. The Company has an alternative minimum tax carryforward of approximately $14.7 million which can be carried forward indefinitely.

         Consolidated income tax expense is different from the amount computed by applying the U.S. federal income tax rate to income before income tax. The reasons for this difference are as follows:

Years Ended December 31,                                     1997        1996       1995
-------------------------------------------------------------------------------------------
                                                                   (In Thousands)
Income Tax Expense at Statutory
  Federal Income Tax Rates                                 $ 42,998   $ 122,956   $ 107,015
Increases (Decreases)
  Resulting From:
    State income taxes,
      net of federal
      income tax benefit                                      6,851       6,118         771
    Non-conventional fuel tax
      credits                                                (7,220)     (9,465)    (11,380)
    Refunds and adjustment of
      accrued tax position                                       47         880      14,639
    Dividend exclusion                                       (8,029)     (6,413)    (11,248)
    Other                                                       790        (608)      1,724
-------------------------------------------------------------------------------------------
Income Tax Expense                                         $ 35,437   $ 113,468   $ 101,521
===========================================================================================

9.       COMMITMENTS AND CONTINGENCIES

         Rate Matters - Periodically, Southern and its subsidiaries make general rate filings with the FERC to provide for the recovery of cost of service and a return on equity. The FERC normally allows the filed rates to become effective, subject to refund, until it rules on the approved level of rates. Southern and its subsidiaries provide reserves relating to such amounts collected subject to refund, as appropriate, and make refunds upon establishment of the final rates. At December 31, 1997, Southern's rates are established by a settlement that was approved by FERC orders issued in 1995 and 1996. All of its customers are parties to the settlement.

         Leases - The Company has operating lease commitments expiring at various dates, principally for office space and equipment. The Company has no significant capital leases.

         Rental expense for all operating leases is summarized below.

RENTAL EXPENSE

Years Ended December 31,               1997         1996         1995
----------------------------------------------------------------------
                                               (In Thousands)
Non-Affiliated Operating Leases      $20,377      $18,444      $18,347
Affiliated Operating Leases            3,544        3,680        3,635
----------------------------------------------------------------------

                                     $23,921      $22,124      $21,982
======================================================================

         At December 31, 1997, future minimum payments for non-cancelable operating leases for the years 1998 through 2002 are $9 million or less per year. Future minimum rentals to be received under subleases for the years 1998 through 2002 are less than $2 million per year.

10.      CAPITAL STOCK AND STOCK-BASED COMPENSATION

         Per-share prices of the Company's common stock, based on the New York Stock Exchange listing of composite transactions, and dividends paid per common share for the last two years are summarized below.


PRICE RANGE AND DIVIDENDS PAID PER COMMON SHARE
(Unaudited)

Quarter                                  1997                      1996
------------------------------------------------------------------------------
Price Range High-Low
    First                         $57      - $45-1/2         $37-1/4 - $31-1/8
    Second                         59-1/8  -  50 5/8          45-3/8 -  36-1/8
    Third                          54-1/4  -  45-3/8          47-1/2 -  41
    Fourth                         51-5/16 -  42-1/4          54-3/4 -  44-1/8
==============================================================================

Dividend Rate (Note)
    First                                      $ .27                     $ .27
    Second                                       .27                       .27
    Third                                        .27                       .27
    Fourth                                       .27                       .27
------------------------------------------------------------------------------
                                               $1.08                     $1.08
==============================================================================

Shareholders of
    Record at Year-End                        11,258                    12,020
==============================================================================

Note: The dividend rate is the actual rate paid per common share of Sonat stock, exclusive of shares issued for the merger in January 1998 (see
         Note 2).

         The Company had no restrictions on the payment of dividends at December 31, 1997.

         The Company has a Preference Share Rights Plan designed to protect the interest of stockholders in the event of a hostile attempt to take over the Company and to make it more difficult for a person to gain control of the Company in a manner or on terms not approved by the Board of Directors. The plan provides for the issuance of one right with respect to each outstanding share of common stock. The rights issued under the plan are redeemable at any time by the Company before their expiration on February 3, 2006, unless certain triggering events have occurred. The rights outstanding under the plan are exercisable for one one-hundredth of a share of Series A Participating Preference Stock, par value $1.00, with each share having substantially the rights and preferences of 100 shares of common stock. As of December 31, 1997, 1,000,000 shares of Series A Participating Preference Stock were reserved for issuance under this plan.

         Earnings Per Share - The following table presents the computation of basic and diluted earnings per share of common stock:

Years Ended December 31,                           1997          1996          1995
-------------------------------------------------------------------------------------
                                                      (In Thousands, Except
                                                        Per-Share Amounts)
Numerator:
    Net income                                   $ 87,412      $237,834      $204,236
=====================================================================================

Denominator:

Denominator for Basic Earnings Per Share:
    Weighted average number of shares
       of common stock outstanding                110,099       110,370       110,428

Effect of Dilutive Securities:
    Common stock equivalents applicable
       to outstanding stock options                 1,570         1,352           833
-------------------------------------------------------------------------------------

Denominator for Diluted Earnings Per Share:
    Adjusted weighted average shares
       using treasury stock method for
       assumed conversions                        111,669       111,722       111,261
=====================================================================================

Earnings Per Share of Common Stock               $    .79      $   2.15      $   1.85
=====================================================================================

Earnings Per Share of Common Stock-
    Assuming Dilution                            $    .78      $   2.13      $   1.84
=====================================================================================

         Executive Award Plan - The Company has an Executive Award Plan that provides awards to certain key employees in the form of stock options, restricted stock and stock appreciation rights (SARs) in tandem with any or all stock options. In years prior to 1991, tax offset payments were generally provided in conjunction with these awards. SARs permit the holder of an exercisable option to surrender that option for an amount equal to the excess of the market price of the common stock on the date of exercise over the option price (appreciation). The appreciation is payable in cash, common stock or a combination of both. SARs are subject to the same terms and conditions as the options to which they are related. Commencing in November 1995, the Company has issued, in tandem with its regular stock options, SARs that are exercisable only in the event of a change in control (limited SARs). In November 1995, the Company also issued limited SARs to certain key employees with respect to all of their then outstanding options. No other SARs have been issued since 1990. At December 31, 1997, 161,000 SARs relating to the earlier periods were outstanding. All options granted since December 1992 have 10-year terms and vest and become fully exercisable at the end of five years of continued employment. Options issued after 1992 also contain an acceleration provision dependent upon a specified increase in the Company's stock price. Options granted prior to December 1992 vested over three years and had no accelerated vesting provisions. The Company issued 80,100 shares of restricted stock with a $43 13/16 per share market value to employees during 1997 and 97,000 shares with a $52.00 per share market value during 1996. At December 31, 1997, 173,498 of the 531,800 cumulative restricted shares issued have vested. A new plan was authorized during 1995 which made an additional four million shares available for issuance.

         The Company has elected to follow APB No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its employee stock options. Under APB No. 25, compensation expense is recognized for the difference between the option price and market value on the measurement date for variable stock option awards and restricted stock grants. No compensation expense is recognized for options the Company issued after 1990 because the exercise price of the stock options equals the market price of the underlying stock on the date of grant.

         Stock-based compensation increased pretax income by $2.0 million in 1997 and decreased it by $13.2 million in 1996 and $7.9 million in 1995.

         Pro forma information regarding net income and earnings per share is required by SFAS No. 123, Accounting for Stock-Based Compensation, and has been determined as if the Company had accounted for its employee stock options under the fair value method of the Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997 and 1996, respectively: interest rates (zero-coupon U.S. government issues with a remaining life of six years) of 5.93 percent and 6.10 percent; dividend yields of 2.47 percent and
2.35 percent; volatility factors of the expected market price of the Company's common stock of .266 and .255; and a weighted-average expected life of the options of six years.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         The Company's pro forma information follows:

Years Ended December 31,                     1997         1996         1995
-----------------------------------------------------------------------------
                                                  (In Thousands, Except
                                                    Per-Share Amounts)
Net Income:
    As reported                            $87,412      $237,834     $204,236
    Pro forma                               86,190       235,167      204,191

Earnings Per Share:
    As reported                            $   .79      $   2.15     $   1.85
    Pro forma                                  .78          2.13         1.85

Earnings Per Share-Assuming Dilution:
    As reported                            $   .78      $   2.13     $   1.84
    Pro forma                                  .77          2.11         1.84
=============================================================================

         For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period, which is five years for the awards. However, since all of the 1995 stock option grants vested under an accelerated vesting clause in 1996, the entire remaining cost for that award is reflected in 1996. Because the Company's stock options vest generally over five years and additional awards are typically made each year, the above pro forma disclosures are not likely to be representative of the effects on pro forma net income for future years.

         A summary of the Company's stock option activity and related information follows:

Years Ended December 31,                  1997                               1996                              1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                 Weighted-Avg.                     Weighted-Avg.                      Weighted-Avg.
                                  Options       Exercise Price     Options        Exercise Price      Options        Exercise Price
                                  -------       --------------     -------        --------------      -------        --------------

Outstanding -
    Beginning of Year            4,178,226        $30.16           4,578,600        $25.24            4,358,820         $23.52
Granted                            712,400         43.81             633,700         52.00              682,300          32.25
Exercised                         (453,907)        25.69          (1,013,954)        21.58             (450,020)         19.06
Forfeited                          (20,500)        46.90             (20,120)        31.81              (12,500)         27.33
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding -
    End of Year                  4,416,219         32.74           4,178,226         30.16            4,578,600          25.24
===================================================================================================================================

Exercisable -
    End of Year                  3,217,419         27.38           3,544,526         26.26            2,566,520          21.55
===================================================================================================================================

Shares Authorized for
    Future Grants                2,884,700                         3,597,100                          4,230,800
===================================================================================================================================

Fair Value of Options
    Granted During the Year         $12.50                            $14.87                              $6.33
===================================================================================================================================

         The following table summarizes information about stock options outstanding at December 31, 1997:

                                              Options Outstanding                                 Options Exercisable
                             ------------------------------------------------------        ---------------------------------
                                                Weighted-Avg.
                               Number             Remaining                                  Number
Range of Exercise            Outstanding         Contractual          Weighted-Avg.        Exercisable         Weighted-Avg.
      Prices                  12/31/97              Life             Exercise Price         12/31/97          Exercise Price
----------------------------------------------------------------------------------------------------------------------------
$13.625  - $17.4375             476,624              3.2                 $15.75                476,624          $15.75
$21.125  - $29.125            1,300,380              5.7                  25.51              1,300,380           25.51
$30.00   - $32.25             1,308,915              6.8                  31.01              1,308,915           31.01
$43.8125 - $52.00             1,330,300              9.5                  47.62                131,500           52.00
----------------------------------------------------------------------------------------------------------------------------
                              4,416,219                                                      3,217,419
============================================================================================================================

         Directors' Restricted Stock Plan - The Company has a Restricted Stock Plan for non-employee members of the Board of Directors of the Company. Full rights vest over a maximum of five years. The Company did not issue any shares under this plan during 1997 and 1996. At December 31, 1997, 33,460 of the 37,460 cumulative shares granted have vested.

         Treasury Stock - The Company's stock repurchase program has been extended to December 31, 1998, which allows for the repurchase of up to 1,000,000 additional shares of common stock. Shares purchased are being reissued in connection with employee stock options and restricted stock programs.

         Serial Preference Stock - At December 31, 1997 and 1996, there were 10,000,000 shares of $1.00 par value Serial Preference Stock authorized, with none issued.

11.      RETIREMENT PLANS AND OTHER POSTEMPLOYMENT BENEFITS

         Retirement Plans - Sonat has a trusteed, non-contributory, tax qualified defined benefit retirement plan (the Retirement Plan) covering substantially all employees of the Company. A supplemental benefit plan (the Supplemental Plan) that provides retirement benefits in excess of those allowed under the Company's tax qualified retirement plan is also in effect for the Company. Benefits under the plans are based on a combination of years of service and a percentage of compensation. Benefits vest after a period of five years.

         The Company determines the amount of funding to the Retirement Plan on a year-to-year basis, with amounts consistent with minimum and maximum funding requirements established by various governmental bodies. Amounts are being placed in a trust established to provide benefits under the Supplemental Plan. However, this trust is not subject to any funding requirements. At December 31, 1997, this trust had assets with a fair market value of $41.7 million available to pay benefits. These assets are not considered plan assets under SFAS No. 87, Employers' Accounting for Pensions.

         The Company's net periodic pension (income) cost consists of the following components:

Years Ended December 31,                      1997           1996           1995
----------------------------------------------------------------------------------
                                                         (In Thousands)
Service Cost - Benefits Earned During
    the Period                             $   7,848       $  8,818       $  5,756
Interest Cost on Projected Benefit
    Obligation                                26,858         26,550         25,822
Gain on Assets                              (111,983)       (46,475)       (97,687)
Net Amortization and Deferral                 68,686          7,945         61,307
----------------------------------------------------------------------------------
                                           $  (8,591)      $ (3,162)      $ (4,802)
==================================================================================

         The change in the net periodic pension income from 1996 to 1997 was primarily attributable to the change in plan assumptions and the growth in plan assets.

11.      RETIREMENT PLANS AND OTHER POSTEMPLOYMENT BENEFITS (Cont'd)

         The following table sets forth the assets and liabilities of the plans and the amount of the net pension asset or liability recognized in the Company's Consolidated Balance Sheets:

                                              Plan with Obligations          Plan with Obligations
                                               Less than Assets (1)          in Excess of Assets (2)
                                                   December 31,                   December 31,
                                            -------------------------------------------------------
                                               1997            1996           1997           1996
---------------------------------------------------------------------------------------------------
                                                                   (In Thousands)
Actuarial Present Value of
    Benefit Obligations:
       Vested benefit obligations           $ 274,768       $ 281,818       $ 28,314       $ 26,778
       Non-vested benefit obligations           8,844           8,149          1,573            532
---------------------------------------------------------------------------------------------------
       Accumulated benefit obligations        283,612         289,967         29,887         27,310
       Effect of projected future
          salary increases                     48,704          58,271         10,483         11,277
---------------------------------------------------------------------------------------------------
       Projected benefit obligations          332,316         348,238         40,370         38,587
Plan Assets at Fair Value (3)                 550,982         461,299             --             --
---------------------------------------------------------------------------------------------------
Projected Benefit Obligations
    (in Excess of) or Less than
    Plan Assets                               218,666         113,061        (40,370)       (38,587)
Unrecognized Net (Assets) or
    Obligations at Transition (4)              (9,496)        (11,226)           204            256
Unrecognized Net (Gain) Loss (5)             (179,954)        (86,441)         7,387          6,763
Unrecognized Prior Service Cost                 3,954           4,853          3,134          3,540
Net Unamortized Deferred Charge
    from Early Retirement
    Termination Benefits (6)                      598             411             --             --
Adjustment Required to Recognize
    Minimum Pension Liability                      --              --           (242)            --
---------------------------------------------------------------------------------------------------
Net Pension Asset (Liability)
    Recognized in the Consolidated
    Balance Sheets                          $  33,768       $  20,658       $(29,887)      $(28,028)
===================================================================================================

(1)      The Retirement Plan.

(2)      The Supplemental Plan.

(3) Plan assets consist primarily of debt and equity securities, and investments in equity index and foreign index funds.

(4) Amortization periods for unrecognized net (asset) or obligation at transition are 16.5 years for the Retirement Plan and 15 years for the Supplemental Plan.

(5) Amortization periods for unrecognized net (gain) loss are 15.6 and 15.7 years for the Retirement Plan and 15.2 and 14.2 years for the Supplemental Plan for 1997 and 1996, respectively.

(6) The amortization period for early retirement termination benefits is 10 years for the Retirement Plan.

11.      RETIREMENT PLANS AND OTHER POSTEMPLOYMENT BENEFITS (Cont'd)

         The provisions of SFAS No. 87 require recognition in the balance sheet of an additional minimum liability and related intangible asset for pension plans with accumulated benefits in excess of plan assets. At December 31, 1997, an additional liability and intangible asset of $.2 million is reflected in the Company's Consolidated Balance Sheet. There was no amount of additional minimum liability required for 1996.

         The assumed rates used to measure the projected benefit obligations and the expected earnings of plan assets are:

Years Ended December 31,                         1997         1996         1995
-------------------------------------------------------------------------------
Weighted Average Discount Rate                   7.5%         7.0%         7.0%
Long-Term Rate of Return                         9.5%         9.5%         9.5%
Increase in Future Compensation Levels
    (Composite Rate):
       Retirement and Supplemental Plans         5.0%         5.0%         5.5%
===============================================================================

         Other Postemployment Benefits - The Company has plans that provide for postretirement health care and life insurance benefits to substantially all of its employees when they retire. The Company accrues the cost of postretirement health care and life insurance benefits within the employees' active service periods. The Company has elected to amortize the transition obligation over a 20-year period.

         The annual net periodic cost for postretirement health care and life insurance benefits consists of the following components:

Years Ended December 31,               1997           1996           1995
-------------------------------------------------------------------------
                                                (In Thousands)
Service Cost                        $ 2,138        $ 2,161        $ 1,672
Interest Cost                         6,575          6,387          7,409
Return on Plan Assets                (3,983)        (3,922)        (3,398)
Net Amortization and Deferral         4,690          5,535          5,546
-------------------------------------------------------------------------
                                    $ 9,420        $10,161        $11,229
=========================================================================

11.      RETIREMENT PLANS AND OTHER POSTEMPLOYMENT BENEFITS (Cont'd)

         The Company funds postretirement health care benefits for employees of its regulated subsidiaries in an amount generally equal to the subsidiaries' annual expense. The regulated subsidiaries currently recover their portion of postretirement expense through rates. The Company also funds its Retiree Life Insurance Plan for all its subsidiaries with the amount of funding determined on a year-to-year basis with the objective of having assets equal plan liabilities.

         The following table sets forth the funded status at December 31, 1997 and 1996, for the Company's postretirement health care and life insurance plans:

December 31,                                            1997           1996
-----------------------------------------------------------------------------
                                                            (In Thousands)
Accumulated Postretirement Benefit Obligation:
    Retirees                                          $ 56,664       $ 63,750
    Fully eligible active plan participants              6,962          5,221
    Other active plan participants                      19,330         26,056
-----------------------------------------------------------------------------
                                                        82,956         95,027
Plan Assets at Fair Value (1)                           38,923         32,595
-----------------------------------------------------------------------------
Accumulated Postretirement Benefit Obligation in
    Excess of Plan Assets                              (44,033)       (62,432)
Unrecognized Transition Obligation                      51,994         57,544
Unrecognized Net Gain (2)                              (31,649)       (15,013)
Net Unamortized Deferred Charge
    from Early Retirement Termination
    Benefits                                             1,980            288
-----------------------------------------------------------------------------
Accrued Postretirement Benefit Liability              $(21,708)      $(19,613)
=============================================================================

(1) Retiree Medical Plan assets are comprised of equity securities, municipal tax exempt bonds and short-term investment funds. Retiree Life Insurance Plan assets are held in an investment account, which consists primarily of fixed income securities.

(2) Amortization periods for unrecognized net gain are 15.1 and 15.4 years for 1997 and 1996, respectively.

         The assumed rates used to measure the projected benefit obligation and the expected earnings of plan assets are:

Years Ended December 31,                 1997         1996         1995
-----------------------------------------------------------------------
Discount Rate                            7.5%         7.0%         7.0%
Long-Term Rate of Return:
    Medical assets                       5.5%         5.5%         5.5%
    Life insurance assets                7.5%         7.5%         7.5%
=======================================================================

11.      RETIREMENT PLANS AND OTHER POSTEMPLOYMENT BENEFITS (Cont'd)

         The rate of increase in the per capita costs of covered health care benefits is assumed to be 4.5 percent in 1998 and for all future years. Increasing the assumed health care cost trend rate by one percentage point would increase the accumulated postretirement benefit obligation as of December 31, 1997, by approximately $9.7 million and increase the service cost and interest cost components of the net periodic postretirement benefit cost by approximately $1.1 million.

12.      BUSINESS SEGMENT ANALYSIS

         The Company's consolidated financial statements reflect operations in three segments: Exploration and Production, Natural Gas Transmission and Energy Services.

         The Company is engaged in the exploration for and the acquisition, development and production of oil and natural gas through its Exploration and Production segment. The oil and gas properties of the Exploration and Production segment are located principally onshore in the Southern coastal states, in various states in the Southwest and Midwest, and in federal waters offshore Louisiana and Texas. It derives a significant portion of its revenues from sales to Sonat Marketing (included in the Energy Services segment).

         The principal business of the Natural Gas Transmission segment is the transmission of natural gas in interstate commerce. Its transmission systems are located in the Southeastern United States. Transportation service is provided for its distribution customers, direct industrial customers and other end-users, gas producers, other gas pipelines, and gas marketing and trading companies. It provides transportation service in both its gas supply and market areas. The principal industries served directly by the natural gas transmission segment's pipeline system and indirectly through its distribution customers' systems include the electric generation, chemical, pulp and paper, textile, primary metals, stone, clay and glass industries.

         The Energy Services segment is engaged primarily in natural gas and electric power marketing for industrial and commercial users, gas distribution companies and gas producers throughout the Gulf Coast, Southeastern, Midwestern and Northeastern United States and development of power systems and power plants.

         The Company's results of operations, revenues from major customers, capital expenditures and assets by business segment are shown in the following tables. Intersegment sales are primarily gas sales by the Exploration and Production segment and are priced at market rates. The Company has no foreign operations.

         Operating profit is revenues less operating expenses. In determining operating profit, none of the following items have been included: unallocated general corporate revenues and expenses, interest, dividend and other income, interest expense, income taxes and equity in earnings of unconsolidated affiliates. Minority interest is included in Other Income, Net.

BUSINESS SEGMENT ANALYSIS

Years Ended December 31,                          1997             1996             1995
-------------------------------------------------------------------------------------------
                                                              (In Thousands)
Revenues:
    Exploration and production                 $  755,734       $  730,839       $  551,777
    Natural gas transmission                      393,292          398,828          412,327
    Energy services                             3,723,932        2,592,703        1,249,903
    Other                                          32,937           44,352           37,122
    Intersegment revenue                         (533,993)        (562,523)        (348,499)
-------------------------------------------------------------------------------------------
                                               $4,371,902       $3,204,199       $1,902,630
===========================================================================================
Depreciation, Depletion and Amortization:
    Exploration and production                 $  354,124       $  302,360       $  293,068
    Natural gas transmission                       47,769           48,293           52,274
    Energy services                                 5,557            1,729              955
    Other, including depreciation
       of corporate equipment                       3,352            1,751            6,318
-------------------------------------------------------------------------------------------
                                               $  410,802       $  354,133       $  352,615
===========================================================================================

Operating Profit (Loss):
    Exploration and production                 $  (23,137)      $  224,958       $   40,594
    Natural gas transmission                      178,348          165,587          158,329
    Energy services                                10,613           10,184            6,510
    Other                                           5,134            3,981            2,317
-------------------------------------------------------------------------------------------
       Operating profit                           170,958          404,710          207,750
Corporate Income (Expenses), Net                      161             (368)          (1,190)
-------------------------------------------------------------------------------------------
       Operating income                           171,119          404,342          206,560
Equity in Earnings (Losses) of
    Unconsolidated Affiliates:
       Exploration and production                     445              408              615
       Natural gas transmission                    40,525           32,532           37,553
       Energy services                                817                9               (5)
       Other                                        1,233            1,262            8,095
Other Income, Net                                   5,902            1,636          149,998
Interest Expense, Net                             (97,192)         (88,887)         (97,059)
-------------------------------------------------------------------------------------------
Income Before Income Taxes                     $  122,849       $  351,302       $  305,757
===========================================================================================

REVENUES FROM MAJOR CUSTOMERS

Years Ended December 31,              1997          1996          1995
------------------------------------------------------------------------
                                               (In Thousands)
Enron and affiliates:
    Exploration and production      $181,206      $167,843      $147,698
    Natural gas transmission             180           156           157
    Energy services                  264,399       202,130       100,521
------------------------------------------------------------------------
                                    $445,785      $370,129      $248,376
========================================================================

Atlanta Gas Light:
    Natural gas transmission        $130,425      $134,062      $136,806
    Energy services                   51,069        54,191        38,342
------------------------------------------------------------------------
                                    $181,494      $188,253      $175,148
========================================================================

Alabama Gas Corporation:
    Natural gas transmission        $ 48,300      $ 38,662      $ 40,019
    Energy services                   87,994        86,062        50,134
------------------------------------------------------------------------
                                    $136,294      $124,724      $ 90,153
========================================================================

         All of the major customers or their affiliates participate with the Company in certain joint venture operations.

         Capital expenditures for unconsolidated affiliates are accounted for on the books of the unconsolidated affiliates and therefore are not reflected in the totals appearing in the Company's Consolidated Financial Statements.

CAPITAL EXPENDITURES BY BUSINESS SEGMENT

Years Ended December 31,                              1997          1996          1995
----------------------------------------------------------------------------------------
                                                               (In Thousands)
Consolidated:
    Exploration and production
       (excluding exploratory costs)                $705,140      $513,157      $495,628
    Natural gas transmission                         144,269       130,417        62,720
    Energy services                                   10,978         4,736         2,758
    Other                                              4,496         5,958         5,928
----------------------------------------------------------------------------------------
                                                     864,883       654,268       567,034
----------------------------------------------------------------------------------------
Unconsolidated Affiliates (Company's Portion):
    Exploration and production                           512           222           723
    Natural gas transmission                          41,772        15,138       100,489
    Other                                                244           490           525
----------------------------------------------------------------------------------------
                                                      42,528        15,850       101,737
----------------------------------------------------------------------------------------
                                                    $907,411      $670,118      $668,771
========================================================================================

         Identifiable assets by business segment are those assets that are used in the Company's operations in each business. Corporate assets are typically investments, cash and equipment. Included in corporate assets at December 31, 1997, is restricted cash of $116.0 million (see Note 1).

ASSETS BY BUSINESS SEGMENT

December 31,                                      1997             1996             1995
-------------------------------------------------------------------------------------------
                                                              (In Thousands)
Identifiable Assets:
    Exploration and production                 $2,223,646       $1,957,320       $1,787,233
    Natural gas transmission                    1,187,880        1,181,440        1,285,404
    Energy services                               752,717          524,768          261,751
    Other                                          41,911           41,449           37,850
    Adjustments
       and eliminations                          (157,215)        (156,140)        (103,579)
-------------------------------------------------------------------------------------------
                                                4,048,939        3,548,837        3,268,659
-------------------------------------------------------------------------------------------

Investments in Unconsolidated Affiliates:
    Exploration and production                      5,679            5,255            4,876
    Natural gas transmission                      467,453          392,180          368,527
    Energy services                                 5,639            5,457              490
    Other                                          12,910           11,668           12,188
-------------------------------------------------------------------------------------------
                                                  491,681          414,560          386,081
Corporate Assets                                  183,788           63,078           51,535
-------------------------------------------------------------------------------------------

       Total Assets                            $4,724,408       $4,026,475       $3,706,275
===========================================================================================

13.      OIL AND GAS OPERATIONS (Unaudited)

         At December 31, 1997, the Company had interests in oil and gas properties that are located primarily in Texas, Oklahoma, Louisiana, Arkansas, Alabama, and offshore Louisiana and Texas in the Gulf of Mexico. The Company does not own or lease any oil and gas properties outside the United States.

         Capitalized costs relating to oil and gas producing activities and related accumulated depreciation, depletion and amortization were as follows:

CAPITALIZED COSTS

December 31,                           1997            1996
--------------------------------------------------------------
                                           (In Thousands)
Oil and Gas Properties:
    Proved properties               $3,270,787      $2,765,418
    Unproved properties                201,104         166,963
--------------------------------------------------------------
                                     3,471,891       2,932,381
Less Accumulated Depreciation,
    Depletion and Amortization       1,531,746       1,252,912
--------------------------------------------------------------
                                    $1,940,145      $1,679,469
==============================================================

         Costs incurred in oil and gas producing activities, whether capitalized or expensed, were as follows:

COSTS INCURRED

Years Ended December 31,             1997          1996          1995
---------------------------------------------------------------------
                                             (In Thousands)
Property Acquisition Costs:
    Proved properties            $  5,578      $ 58,699      $210,218
    Unproved properties            75,414        69,997        22,809
Exploration Costs                 276,684       169,332       102,432
Development Costs                 469,331       282,804       204,262
---------------------------------------------------------------------
       Total Costs               $827,007      $580,832      $539,721
=====================================================================

         Net quantities of proved developed and undeveloped reserves of natural gas and crude oil, including condensate and natural gas liquids, and changes in such quantities were as follows:

RESERVE DATA

                                      Liquids        Gas          Liquids       Gas           Liquids        Gas
                                      (MBbls)       (Bcf)         (MBbls)      (Bcf)          (MBbls)       (Bcf)
-------------------------------------------------------------------------------------------------------------------
December 31,                                  1997                        1996                        1995
-------------------------------------------------------------------------------------------------------------------
Proved (Developed and
    Undeveloped) Reserves, Net:
       Beginning of year              65,984       2,006.4        55,304       1,711.7        40,895       1,542.6
       Revisions of previous
          estimates                    4,506         156.6         4,134          58.0         3,763         122.7
       Extensions, discoveries
          and other additions         10,540         287.1        21,307         457.2         9,076         233.3
       Purchases of reserves
          in place                       850          20.6         2,158         151.3        16,954         248.1
       Sales of reserves
          in place                      (433)        (43.7)       (7,941)       (103.5)       (7,408)       (196.7)
       Production                     (8,565)       (266.4)       (8,978)       (268.3)       (7,976)       (238.3)
-------------------------------------------------------------------------------------------------------------------
          End of Year                 72,882       2,160.6        65,984       2,006.4        55,304       1,711.7
===================================================================================================================

Proved Developed Reserves:
    Beginning of year                 33,327       1,395.8        30,455       1,184.1        26,134       1,075.2
    End of year                       45,225       1,557.5        33,327       1,395.8        30,455       1,184.1
===================================================================================================================

MBbls-Thousands of barrels
Bcf-Billion cubic feet

         The significant changes to reserves, other than acquisitions, dispositions or production, are due to reservoir performance in existing fields and drilling of additional wells in existing fields. There were no major discoveries or other events, favorable or adverse, that may be considered to have caused a significant change in the estimated proved reserves since December 31, 1997.

         Results of operations from producing activities by fiscal year were as follows:

RESULTS OF OPERATIONS

Years Ended December 31,                       1997            1996            1995
-----------------------------------------------------------------------------------
                                                        (In Thousands)
Net Revenues:
    Sales                                 $ 345,846       $ 320,459       $ 323,321
    Affiliated sales                        409,889         410,380         228,456
-----------------------------------------------------------------------------------
       Total                                755,735         730,839         551,777
Production Costs                           (109,344)       (100,473)        (93,588)
Exploration Expenses                       (157,775)        (86,343)        (54,326)
Depreciation, Depletion
    and Amortization                       (354,124)       (302,360)       (293,068)
-----------------------------------------------------------------------------------
                                            134,492         241,663         110,795
Income Tax Expense                          (39,891)        (75,200)        (27,535)
-----------------------------------------------------------------------------------
Results of Operations from Producing
    Activities (Excluding Corporate
    Overhead and Interest Costs)          $  94,601       $ 166,463       $  83,260
===================================================================================

         The standardized measure of discounted future net cash flows relating to proved oil and gas reserves follows:

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

December 31,                        1997              1996              1995
-------------------------------------------------------------------------------
                                                 (In Thousands)
Future Cash Inflows             $ 6,059,477       $ 8,551,630       $ 4,261,062
Future Production and
    Development Costs            (1,889,348)       (1,881,447)       (1,477,361)
Future Income Tax Expenses         (912,059)       (1,776,403)         (455,454)
-------------------------------------------------------------------------------
Future Net Cash Flows             3,258,070         4,893,780         2,328,247
10% Annual Discount for
    Estimated Timing of
    Cash Flows                   (1,058,622)       (1,499,656)         (685,856)
-------------------------------------------------------------------------------
Standardized Measure of
    Discounted Future Net
    Cash Flows                  $ 2,199,448       $ 3,394,124       $ 1,642,391
===============================================================================

         For the calculations in the preceding table, estimated future cash inflows from estimated future production of proved reserves were computed using realized oil and gas prices for the month of December of each respective year.

         The following are the principal sources of change in the standardized measure of discounted future net cash flows:

CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

Years Ended December 31,                           1997              1996            1995
--------------------------------------------------------------------------------------------
                                                               (In Thousands)
Sales and Transfers of Oil and Gas
    Produced, Net of Production Costs          $  (646,391)      $  (630,222)      $(458,031)
Net Changes in Prices and
    Production Costs                            (1,858,641)        1,583,673         271,928
Extensions, Discoveries and
    Improved Recovery, Less Related Costs          328,665         1,156,729         284,547
Changes in Estimated Future
    Development Costs                              (83,805)          (18,579)        (37,240)
Development Costs Incurred During
    the Period                                     228,798           154,057         159,222
Revisions of Previous Quantity
    Estimates                                      175,081           164,214         212,865
Accretion of Discount                              449,400           185,091         128,497
Net Change in Income Taxes                         611,351          (891,355)       (233,261)
Purchases of Reserves in Place                      23,628           318,084         333,260
Sales of Reserves in Place                         (47,170)         (256,706)       (275,584)
Changes in Production Rates
    (Timing) and Other                            (375,592)          (13,253)        (53,528)
--------------------------------------------------------------------------------------------
                                               $(1,194,676)      $ 1,751,733       $ 332,675
============================================================================================

14.      QUARTERLY RESULTS (Unaudited)

         Selected unaudited quarterly data is shown below:

                                             1st           2nd             3rd             4th
                                           Quarter       Quarter         Quarter         Quarter
--------------------------------------------------------------------------------------------------
                                                  (In Thousands, Except Per-Share Amounts)
1997 (1)
Revenues                                 $1,123,570      $855,570      $1,073,503       $1,319,259
Operating Income                            111,033        37,223           2,689           20,174
Net Income                                   69,866        16,851          (5,384)           6,079
==================================================================================================

Earnings Per Share of Common Stock       $      .63      $    .15      $     (.05)      $      .06
==================================================================================================

Earnings Per Share of Common Stock-
    Assuming Dilution                    $      .62      $    .15      $     (.05)      $      .05
==================================================================================================


1996 (2)
Revenues                                 $  746,580      $673,339      $  777,695       $1,006,585
Operating Income                            130,651        62,652          97,720          113,319
Net Income                                   75,449        32,368          61,273           68,744
==================================================================================================

Earnings Per Share of Common Stock       $      .68      $    .29      $      .56       $      .62
==================================================================================================

Earnings Per Share of Common Stock-
    Assuming Dilution                    $      .68      $    .29      $      .55       $      .61
==================================================================================================


(1) Net income for the third quarter of 1997 includes a charge of $34.0 million, or $.31 per share (basic and diluted), related to the impairment of certain oil and gas properties.

         Net income for the fourth quarter of 1997 includes a charge of $46.5 million, or $.42 per share (basic and diluted), related to merger expenses (see Note 2).

(2) During the first quarter of 1996, the Company sold its working interest in certain oil and gas properties located in the Gulf of Mexico, resulting in an after-tax gain of $25.0 million, or $.23 per share (basic) or $.22 per share (diluted).

         During the third quarter of 1996, the Company sold all of its working interest in East Cameron 328 and High Island 116, resulting in an after-tax gain of $16.5 million, or $.15 per share (basic and diluted).

15.      SUBSEQUENT EVENTS (Unaudited)

         Debt Issuances and Lines of Credit - In late January 1998, Sonat made two public offerings of Notes pursuant to its shelf registration statement. In one offering, Sonat issued $100 million of 6 5/8 percent Notes due February 1, 2008, at 99.531 percent to yield 6.69 percent. In the other offering, Sonat issued $100 million of 7 percent Notes due February 1, 2018, at 99.787 percent to yield 7.02 percent. The net proceeds from the offerings were used for general corporate purposes, including capital expenditures, working capital and repayment of debt.

         Also in late January 1998, Sonat completed a new 364-day $700 million revolving credit facility with 20 banks. In connection with this new facility the Company terminated existing lines of credit providing for up to $200 million of borrowings.

         Sonat Exploration Company Restructuring - On April 23, 1998, the Company announced a restructuring of Sonat Exploration Company. The restructuring will include significant property sales and other cost reduction activities. Oil and natural gas properties having approximately 487 billion cubic feet of natural gas equivalent reserves and daily production of approximately 200 million cubic feet of natural gas equivalent will be sold. The volumes represent approximately 19 percent of the Company's total proven oil and natural gas reserves and 24 percent of its current daily production. Although the timing of the property sales will depend on market conditions, the Company expects the sales will be completed by the end of the third quarter of 1998 with the proceeds used to pay down debt. Based on a preliminary estimate of sales proceeds and estimates of other restructuring expenses, the Company expects to take an after-tax charge of approximately $250 million to $275 million in the second quarter of 1998, substantially all of which will be non-cash.

SELECTED CONSOLIDATED FINANCIAL DATA
Sonat Inc. and Subsidiaries

                                                1997           1996           1995           1994           1993
------------------------------------------------------------------------------------------------------------------
                                                               (In Millions, Except Per-Share Amounts)
Revenues (1)                                  $4,371.9       $3,204.2       $1,902.6       $1,482.5       $1,597.2
Costs and Expenses (1)                         4,200.8        2,799.8        1,696.1        1,322.1        1,388.0
------------------------------------------------------------------------------------------------------------------
Operating Income                                 171.1          404.4          206.5          160.4          209.2
Other Income, Net (2)                             48.9           35.8          196.3           63.6          196.9
Interest Expense, Net                            (97.2)         (88.9)         (97.1)         (77.3)         (48.2)
------------------------------------------------------------------------------------------------------------------
Income before Extraordinary Item
    and Income Taxes                             122.8          351.3          305.7          146.7          357.9
Income Tax Expense                                35.4          113.5          101.5           12.1           99.6
------------------------------------------------------------------------------------------------------------------
Income before Extraordinary Items                 87.4          237.8          204.2          134.6          258.3
Extraordinary Loss, Net of Tax (3)                  --             --             --             --           (3.8)
------------------------------------------------------------------------------------------------------------------
Net Income                                    $   87.4       $  237.8       $  204.2       $  134.6       $  254.5
==================================================================================================================
Earnings Per Share before
    Extraordinary Item                        $    .79       $   2.15       $   1.85       $   1.21       $   2.33
Earnings Per Share                            $    .79       $   2.15       $   1.85       $   1.21       $   2.30
Earnings Per Share before
    Extraordinary Item-Assuming Dilution      $    .78       $   2.13       $   1.84       $   1.20       $   2.31
Earnings Per Share-Assuming Dilution          $    .78       $   2.13       $   1.84       $   1.20       $   2.28
Weighted Average Shares
    Outstanding (thousands)                    110,099        110,370        110,428        111,278        110,861
Weighted Average Shares Outstanding-
    Assuming Dilution (thousands)              111,669        111,722        111,261        112,228        111,773
Dividend Rate                                 $   1.08       $   1.08       $   1.08       $   1.08       $   1.04
==================================================================================================================
Assets                                        $4,724.4       $4,026.5       $3,706.2       $3,678.4       $3,308.2
Debt Maturing within One Year                 $  461.2       $  215.7       $  241.7       $  225.3       $  236.9
Long-Term Debt                                 1,237.7          980.8          805.8          993.9          765.7
Stockholders' Equity                           1,614.0        1,658.8        1,516.8        1,414.0        1,393.2
------------------------------------------------------------------------------------------------------------------
Total Capitalization                          $3,312.9       $2,855.3       $2,564.3       $2,633.2       $2,395.8
==================================================================================================================

(1) The 1993-1996 periods have been restated to reflect the reclassification of natural gas sales, natural gas cost and transition cost recovery to other revenues.

(2) In June 1993, the Company reduced its ownership of Sonat Offshore from 100 percent to 40 percent. In July 1995, the Company disposed of its remaining shares of Sonat Offshore common stock.

(3) In March 1993, the Company recognized a loss on the redemption of the Company's 7-1/4 Percent Zero Coupon, Subordinated Convertible Notes, which were due September 6, 2005.

Item 7.  Financial Statements, Pro Forma Financial
         Information and Exhibits


         (c)      Exhibits

                  The following documents are filed herewith as exhibits to this Current Report:

Exhibit
No.               Exhibit
-------           -------
12                Computation of Ratio of Earnings to Fixed Charges

23.1              Consent of Ernst & Young LLP, Independent Auditor

23.2              Consent of KPMG Peat Marwick LLP, Independent Auditor

27.1              Financial Data Schedule for the period ended December 31,
                  1997, filed electronically only

27.2              Financial Data Schedule for the period ended December 31,
                  1996, filed electronically only

27.3              Financial Data Schedule for the period ended December 31,
                  1995, filed electronically only

99.1              Press Release dated April 23, 1998

99.2              Report of KPMG Peat Marwick LLP, Independent Auditor

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    Sonat Inc.


                                    By: /s/ James E. Moylan, Jr.
                                        ----------------------------
                                        James E. Moylan, Jr.
                                        Senior Vice President and
                                         Chief Financial Officer


Dated: April 23, 1998

                                   SONAT INC.
                           CURRENT REPORT ON FORM 8-K

                                INDEX TO EXHIBITS


Exhibit
No.               Exhibit
-------           -------
12*               Computation of Ratio of Earnings to Fixed Charges

23.1*             Consent of Ernst & Young LLP, Independent Auditor

23.2*             Consent of KPMG Peat Marwick LLP, Independent Auditor

27.1*             Financial Data Schedule for the period ended December 31,
                  1997, filed electronically only

27.2*             Financial Data Schedule for the period ended December 31,
                  1996, filed electronically only

27.3*             Financial Data Schedule for the period ended December 31,
                  1995, filed electronically only

99.1*             Press Release dated April 23, 1998

99.2*             Report of KPMG Peat Marwick LLP, Independent Auditor

-----------------

* Filed herewith